NEWS RELEASE

Contact:
Justin Gioia – (314) 342-0865
jgioia@lacledegas.com

The Laclede Group Announces Record Earnings from Continuing Operations for Seventh Consecutive Year

ST. LOUIS (October 30, 2009) -- The Laclede Group, Inc. (NYSE: LG) reported today its seventh consecutive fiscal year of record earnings from continuing operations for fiscal 2009, which ended September 30.

Consolidated income from continuing operations for fiscal 2009 increased 12 percent to $64.2 million, or $2.92 diluted earnings per share, compared to $57.5 million, or $2.64 diluted earnings per share, reported for fiscal 2008. This increase was principally due to higher earnings from Laclede Energy Resources, Inc. (LER), The Laclede Group’s non-regulated natural gas commodity service provider.

Fiscal 2008’s results of $3.58 diluted earnings per share on an as-reported basis included the operating results and the March 31, 2008 sale of SM&P Utility Resources, Inc, The Laclede Group’s former wholly owned subsidiary, which contributed $0.94 to diluted earnings per share in the prior fiscal year.  The results for fiscal 2008 also included $2.9 million, or $0.13 diluted earnings per share, in certain tax-related benefits. As a result, The Laclede Group posted total earnings of $77.9 million for fiscal 2008.

For the three months ended September 30, 2009, the Company posted a loss of $4.7 million, or ($0.22) diluted earnings per share, compared to a loss of $3.6 million, or ($0.16) diluted earnings per share, for the same quarter last year.  The Company frequently reports a loss in its fourth quarter because of lower gas usage by its utility customers during the summer months.

“We are pleased that we posted our seventh consecutive year of record earnings from continuing operations, despite the fact that the U.S. economy remains in one of the most difficult periods since the Great Depression,” said Douglas H. Yaeger, chairman, president and chief executive officer of The Laclede Group.  “During this period, we have continued to work to strengthen our balance sheet and improve free cash flow.  Future results will be impacted by the timing and sustainability of the economy’s recovery as well as changes in the gas markets.”

RESULTS OF OPERATIONS
Laclede Energy Resources
For fiscal 2009, LER reported earnings of $31.4 million, an increase of 63 percent when compared to last year. This represents a contribution of $1.43 to consolidated diluted earnings per share for this year as compared to $0.88 diluted earnings per share for last year.

LER’s higher earnings for the full year reflect its strategic acquisition of additional firm pipeline transportation capacity prior to the 2008-2009 winter.  This capacity, along with lower natural gas costs, supported higher sales volumes and greater margins this year when compared to last year.  Last year’s results also reflected the impact of $1.3 million, or $0.06 diluted earnings per share, in certain tax-related benefits.

LER reported earnings totaling $4.0 million, or $0.18 diluted earnings per share, for the fiscal 2009 fourth quarter, a decrease of 12 percent compared to the year-ago quarter.  Earnings for the most recent quarter reflect decreased sales margins, partially offset by higher sales volumes of natural gas.  The lower margins were driven primarily by reduced regional price differentials that currently prevail in the marketplace.

Laclede Gas Company
Laclede Gas Company, The Laclede Group’s core subsidiary and Missouri’s largest natural gas distribution utility, reported earnings of $33.2 million for fiscal 2009, a decrease of 15 percent compared to the previous fiscal year. The utility contributed $1.51 to consolidated diluted earnings per share for this year as compared to $1.80 diluted earnings per share for last year. The decrease in earnings was primarily attributable to increased operating and maintenance expenses, partially offset by higher revenue generated by the Infrastructure System Replacement Surcharge (ISRS).  Last year’s results for the period also reflected the impact of $1.6 million, or $0.07 diluted earnings per share, in certain tax-related benefits.

Laclede Gas reported a loss of $7.5 million for the fourth quarter of fiscal 2009, compared to a loss of $7.4 million for the same quarter last year. Laclede Gas contributed ($0.34) to diluted earnings per share during the fourth quarter of both fiscal 2009 and fiscal 2008.  As discussed previously, the utility typically experiences losses in the fourth quarter due to lower gas usage by utility customers during the summer months.

ABOUT THE LACLEDE GROUP
Headquartered in St. Louis, Missouri, The Laclede Group, Inc. is a public utility holding company committed to providing reliable natural gas service through its regulated core utility operations, while also engaging in non-regulated activities that provide opportunities for sustainable growth. Its subsidiary Laclede Gas Company, the regulated operations of which are included in the Regulated Gas Distribution segment, serves approximately 630,000 residential, commercial and industrial customers in the city of St. Louis, St. Louis County and nine other counties in Eastern Missouri. The Laclede

Group’s primary non-regulated business, Laclede Energy Resources, Inc., is included in the Non-Regulated Gas Marketing segment and serves wholesale, large commercial and industrial customers throughout the Midwest. For more information about The Laclede Group and its subsidiaries, visit www.thelacledegroup.com.

The Laclede Group’s earnings are seasonal in nature and generally correspond with the heating season for Laclede Gas Company, its largest subsidiary.

For additional details on The Laclede Group’s fiscal 2009 fourth-quarter and full-year results, please see the accompanying unaudited Statements of Consolidated Income.

CAUTIONARY STATEMENTS ON FORWARD-LOOKING INFORMATION
This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company's future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company's control, including weather conditions, governmental and regulatory policy and action, the competitive environment and economic factors. For a more complete description of these uncertainties and risk factors, see the Company's Form 10-Q for the period ended June 30, 2009, filed with the Securities and Exchange Commission.

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UNAUDITED

STATEMENTS OF CONSOLIDATED INCOME

THE LACLEDE GROUP, INC.
(Thousands, Except Per Share Amounts)
	Three Months Ended September 30,		Twelve Months Ended September 30,
	2009	2008	2009	2008

OPERATING REVENUES
Regulated Gas Distribution	$95,092	$110,708	$1,053,993	$1,128,287
Non-Regulated Gas Marketing	155,794	340,014	836,865	1,075,845
Other	1,044	1,067	4,340	4,841
Total Operating Revenues	251,930	451,789	1,895,198	2,208,973
OPERATING EXPENSES
Regulated Gas Distribution
Natural and propane gas	43,740	56,834	699,984	770,097
Other operation expenses	36,090	36,124	146,542	144,611
Maintenance	7,364	7,235	27,818	25,827
Depreciation and amortization	9,262	9,008	36,751	35,303
Taxes, other than income taxes	8,244	8,538	68,639	69,023
Total Regulated Gas Distribution Operating Expenses	104,700	117,739	979,734	1,044,861
Non-Regulated Gas Marketing	149,456	333,234	787,056	1,048,162
Other	841	788	3,344	4,603
Total Operating Expenses	254,997	451,761	1,770,134	2,097,626
Operating Income (Loss)	(3,067)	28	125,064	111,347
Other Income and (Income Deductions) - Net	(864)	(1,008)	1,453	1,881
Interest Charges:
Interest on long-term debt	6,146	4,974	24,583	19,851
Interest on long-term debt to unconsolidated affiliate trust	—	—	—	486
Other interest charges	612	1,732	5,163	9,140
Total Interest Charges	6,758	6,706	29,746	29,477
Income (Loss) from Continuing Operations Before Income Taxes
and Dividends on Laclede Gas Redeemable Preferred Stock	(10,689)	(7,686)	96,771	83,751
Income Tax Expense (Benefit)	(5,942)	(4,523)	32,509	26,190
Dividends on Laclede Gas Redeemable Preferred Stock	—	8	15	35
Income (Loss) from Continuing Operations	(4,747)	(3,171)	64,247	57,526
Income (Loss) from Discontinued Operations, Net of Income Tax	—	(423)	—	20,396
Net Income (Loss)	$(4,747)	$(3,594)	$64,247	$77,922

Average Number of Common Shares Outstanding:
Basic	21,920	21,785	21,893	21,657
Diluted	21,920	21,785	22,024	21,763

Basic Earnings (Loss) Per Share of Common Stock:
Income (Loss) from Continuing Operations	$(0.22)	$(0.14)	$2.93	$2.66
Income (Loss) from Discontinued Operations	—	(0.02)	—	0.94
Net Income (Loss)	$(0.22)	$(0.16)	$2.93	$3.60

Diluted Earnings (Loss) Per Share of Common Stock:
Income (Loss) from Continuing Operations	$(0.22)	$(0.14)	$2.92	$2.64
Income (Loss) from Discontinued Operations	—	(0.02)	—	0.94
Net Income (Loss)	$(0.22)	$(0.16)	$2.92	$3.58